Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

FLOATING RATE SENIOR NOTES, DUE MAY 2016

AMENDED FINAL TERM SHEET

Dated May 17, 2011

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	Floating Rate Senior Notes, due May 2016
Aggregate Principal Amount Initially Being Issued:	$500,000,000
Issue Price:	100.00%
Trade Date:	May 17, 2011
Settlement Date:	May 24, 2011 (T+5)
Maturity Date:	May 24, 2016
Ranking:	Senior, Unsecured
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters)
Index Maturity:	90 days
Spread:	145 basis points
Interest Payment Dates and Interest Reset Dates:	February 24, May 24, August 24 and November 24 of each year, commencing on August 24, 2011, subject to adjustment in accordance with the modified following business day convention.
Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, August 24, 2011, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Commerz Markets LLC, Deutsche Bank Securities Inc., Lloyds Securities Inc., Mizuho Securities USA Inc., Natixis Securities North America Inc., Nomura Securities International, Inc., SG Americas Securities, LLC, UBS Securities LLC
CUSIP:	06051GEJ4
ISIN:	US06051GEJ40

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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